EXHIBIT 16.1

October 26, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by AAA Century Group USA, Inc., f/k/a Crowd Shares Aftermarket, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of AAA Century Group, Inc., dated on or about October 26, 2016. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

M&K CPAS, PLLC